Dated April 30, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-178599

Relating to Preliminary Prospectus Supplement

Dated April 30, 2013 to Prospectus Dated January 12, 2012

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

April 2013

WE’RE PREIT

AND WE BUILD TRUST

Forward Looking Statements

This presentation contains certain “forward-looking statements” within the meaning of the U.S. Private Securities

Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange

Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies,

anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: our substantial debt and stated value of preferred shares and our high leverage ratio; constraining leverage, interest and tangible net worth covenants under our 2013 Credit Facility; potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill; potential losses on impairment of assets that we might be required to record in connection with any dispositions of assets; recent changes to our corporate management team and any resulting modifications to our business strategies; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through the issuance of equity or equityrelated securities if market conditions are favorable, through joint ventures or other partnerships, through sales of properties or interests in properties, or through other actions; our short- and long-term liquidity position; current economic conditions and their effect on employment and consumer confidence and spending and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties; general economic, financial and political conditions, including credit and capital market conditions, changes in interest rates or unemployment; changes in the retail industry, including consolidation and store closings, particularly among anchor tenants; the effects of online shopping and other uses of technology on our retail tenants; our ability to maintain and increase property occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years; increases in operating costs that cannot be passed on to tenants; risks relating to development and redevelopment activities;

concentration of our properties in the Mid-Atlantic region; changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors; potential dilution from any capital raising transactions; possible environmental liabilities; our ability to obtain insurance at a reasonable cost; and existence of complex regulations,

including those relating to our status as a REIT, and the adverse consequences if we were to fail to qualify as a

REIT. Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed in the section of our Annual Report on

Form 10-K in the section entitled “Item 1A. Risk Factors” and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

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Transaction Overview

Issuer (Ticker) Pennsylvania Real Estate Investment Trust (NYSE:

PEI)

Offering Type Overnight follow-on common equity offering (100%

primary shares)

Shares Offered 10,000,000 shares

Offering Size Approximately $200 million

Use of Proceeds Repay outstanding indebtedness on the line of credit and general corporate purposes

Dividend Yield 3.5%, annualized dividend of $0.72 (1)

Bookrunners Wells Fargo Securities, BofA, Citi, and J.P. Morgan

Expected Pricing May 1, 2013 (before market open)

(1)	Assumes a share price of $20.31 as of April 29th, 2013

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Company Overview

Region Malls/

Centers

GLA

(000s) % of GLA

Philadelphia Metro 13 11,323 36.1%

Other PA, NJ 16 10,920 34.8%

VA, MD 5 3,723 11.9%

Other 9 5,381 17.2%

Development 3 Land -

TOTAL (2) 46 31,347 100.0%

(1)	Information as of March 31, 2013
(2)	Information as of March 31, 2013 pro forma for 907 Market Street acquisition

PREIT is a principal landlord in the

6th largest MSA—Philadelphia, PA

• PREIT was founded in 1960 as one of

the first publicly held equity REITs

• Primary concentration is enclosed

regional malls

• Total mall occupancy of 93.4%, nonanchor

occupancy of 89.9% (1)

• TTM Comparable sales PSF of $381 (1)

Investment Thesis

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• New leadership driving organizational change

• Clearly defined strategic roadmap to improving shareholder value

• Significant progress made with further upside

• Nearly 80% of Same Store NOI comes from quality assets

with sales PSF of $419 (1)

• Opportunity to drive asset values in Core Growth portfolio

• Control over 45% of the enclosed mall GLA in Philadelphia, the country’s 6th largest MSA

(1)	Represents trailing twelve months

Strategic Roadmap

Drive shareholder value through creation of dynamic and

compelling shopping environments.

Vision

Operational

Excellence

Strategic

Objectives

Elevating

Portfolio

Quality

Balance

Sheet

Improvement

Positioning

for Growth

- Monetize sales

growth

- Drive occupancy

- Increase renewal

spreads

- Increase

ancillary

revenues

- Grow dividend

Implementation

Tactics

- Property sales

- Merchandising

strategies

- Expand quality

retailer

relationships

- Pare portfolio as

necessary

- Recast secured

credit facility to

unsecured

- Preferred

shares

- Property sales

- Extend

maturities and

reduce interest

- Opportunistic

equity issuance

- Harvest returns

on investments

- Capitalize on

organic

opportunities

- Strategic

acquisition

program

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Significant Progress toward

Strategic Objectives

• Recast credit facility from secured to

unsecured in April 2013

• Leverage down 11.6% from December

2011 (1)

• Sold or under contract to sell 2 high

quality power centers

• Refinanced over $700 million in

maturing mortgages at favorable rates

since 1/1/12

• Total shareholder return of 76.5% in

2012 places PREIT in the 99th

percentile of the MSCI US REIT Index

(1)	Leverage measured as consolidated debt to gross asset value
(2)	As of March 31, 2013

Balance Sheet Improvement

Elevating Portfolio Quality

Operational Excellence (2)

• Sold 2 underperforming malls

• Developed strategic merchandising

plans for 9 assets

• Same store mall occupancy up 170 bps

to 93.4%

• Same store non-anchor mall occupancy

up 220 bps to 89.9%

• Portfolio same store sales increased to

$381

• Same store NOI increased 2.6%

• Renewal rents increased 4.9% in Q1

2013, representing 4th consecutive

quarter of increases

Positioning for Growth

• On April 17, 2013, announced the

acquisition of 907 Market Street

• Completes PREIT’s ownership of the

Gallery at Market East

Portfolio Quality

Growth over prior period (2)

Category

% of TTM

same store

NOI (3)

Avg comp

sales psf

(4)

NOI

Avg comp

sales

psf(4)

Gross rent

(4)

Non-anchor

occupancy

Premier malls 32.7% $535 4.1% 0.6% 3.2% 1.2%

Core growth malls 47.0% $358 0.1%—0.3% 0.8% 2.6%

Opportunistic malls 11.1% $270 -0.7%—1.8%—1.6% 0.1%

Non Core malls 4.6% $242 4.4%—2.0%—4.0% 6.8%

Total malls 95.4% $381 1.5% 0.0% 1.2% 2.2%

(1)	Represents trailing twelve months
(2)	March 2013 compared to March 2012
(3)	Excludes properties sold in 2013 or under agreement of sale
(4)	Tenants under 10,000 square feet
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Nearly 80% of SS NOI comes from assets with sales PSF averaging $419(1)

Significant value creation opportunities exist within Core Growth portfolio

Financial Priorities

Completed:

• Used proceeds from preferred shares to repay term loan and other debt

• Closed sales of Orlando Fashion Square, Phillipsburg Mall and Paxton

Towne Centre

• Raised dividend to reflect improved operating metrics

• Recast secured credit facility to $400 million unsecured

Ongoing:

• Christiana Center under contract

• Further asset sales to improve portfolio quality and reduce leverage

• Continue to extend debt maturities and improve the terms of our maturing financial instruments

• Unencumber assets to optimize financing options

• Maintain strong liquidity position

Management focused on maintaining platform built on financial strength

Reducing Leverage

$ 2,836

40%

50%

60%

70%

80%

$1,000

$1,500

$2,000

$2,500

$3,000

Debt Leverage Ratio

Noncore

Asset

Sales

Equity Offering

Asset Sales Preferred

Offerings

(in millions)

Pro Forma Debt Maturities

(in millions)

• Maturities as of March 31, 2013, pro forma for the 2013 Credit Facility and purchase of 907 Market Street with $10 million of mortgage debt. Also pro forma for $192 million potential credit facility repayment with proceeds from this equity offering.

• In order to exercise the extension options available, the properties must meet certain conditions as set forth in the loan documents including, among other conditions, a minimum debt service coverage requirement.

$0

$100

$200

$300

$400

$500

Mortgage loans Mortgage loans with extension option Credit Facility

Focus on Operational Excellence

Measure of

Success

Q4 2012

Actual

Q1 2013

Actual

2013

Targets

Leverage (1) 62.4% 55.3% <60.0%

Debt/EBITDA (2) 8.4x 8.0x < 8.0x

SS NOI growth 1.8% 2.6% 1.5 – 3.0%

Total mall

occupancy 93.9% 93.4% >94.5%

Occupancy cost

% 12.3% 12.3% 12.4%

Sales PSF $372 $381 >$400

(1)	Leverage measured as consolidated debt to gross asset value
(2)	EBITDA calculated in accordance with 2010 and 2013 Credit Facility quarterly compliance packages

Growth Opportunities

The Gallery at Market East, Philadelphia, PA

Exton Square Mall, Exton, PA

Moorestown Mall, Moorestown, NJ

Plymouth Meeting Mall, Plymouth Meeting, PA

Key Takeaways

• New leadership driving organizational change

• Clearly defined strategic roadmap to improving shareholder value

• Significant progress made with further upside

• Nearly 80% of Same Store NOI comes from quality assets

with sales PSF of $419 (1)

• Opportunity to drive asset values in Core Growth portfolio

• Control over 45% of the enclosed mall GLA in Philadelphia, the country’s 6th largest MSA

(1)	Represents trailing twelve months

Pennsylvania Real Estate Investment Trust (the “Issuer”) has filed a registration statement, a prospectus dated January 12, 2012 and a preliminary prospectus supplement dated April 30, 2013 with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the registration statement, the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC toll-free at 1-866-803-9204.

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Thank you

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST